As filed with the Securities and Exchange Commission on August 1, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIBUTE PHARMACEUTICALS CANADA INC.
(Exact name of registrant as specified in its charter)

Ontario	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

151 Steeles Ave. E.
Milton, Ontario Canada L9T 1Y1
(519) 434-1540
(Address and telephone number of registrant’s principal executive offices)

Scott Langille
Chief Financial Officer
Tribute Pharmaceuticals Canada Inc.
151 Steeles Ave. E.
Milton, Ontario Canada L9T 1Y1
(519) 434-1540
(Name, address, and telephone number of agent for service)

Copy to:

Thomas M. Rose Troutman Sanders LLP 401 9th Street, N. W. Suite 1000 Washington, DC 20004-2134 (202) 274-2950	Eric R. Roblin, Esq. Fogler, Rubinoff LLP 77 King Street West Suite 3000 Toronto-Dominion Centre Toronto, Ontario M5K 1G8 (416) 864-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Aggregate Price Per Unit		Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares, no par value	23,828,016(2)	$0.60	(3)	$14,296,810	$1,842

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of the registrant’s common shares that may be issued with respect to share splits, share dividends and similar transactions.

(2)	Includes 5,681,250 shares underlying Series A warrants, 5,681,250 shares underlying Series B warrants, and 1,103,016 shares underlying other warrants.
(3)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) under the Securities Act, computed based upon the average of the high and low selling prices per share of the registrant’s common shares on July 29, 2014 on the OTCQB Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, dated August 1, 2014

Preliminary Prospectus

TRIBUTE PHARMACEUTICALS CANADA INC.

23,828,016 Common Shares

This prospectus relates solely to the resale or other disposition by the selling shareholders identified in this prospectus of up to an aggregate of 23,828,016 common shares, consisting of (i) 11,362,500 common shares and (ii) an aggregate of 12,465,516 common shares issuable upon the exercise of warrants.

The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of its common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any common shares for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the common shares covered hereby. However, if all of the warrants were exercised for cash, we would receive gross proceeds of approximately $6,849,375. See “Use of Proceeds” for additional information.

Our common shares are traded on the OTCQB Market under the symbol “TBUFF” and on the TSX Venture Exchange in Canada under the symbol “TRX.” On July 31, 2014, the last reported sale price for our common shares on the OTCQB Market was $0.60 per share and on the TSX Venture Exchange was CDN$0.62 ($●) per share.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” commencing on page 3 of this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

, 2014

i

You should read this prospectus and the information and documents we have incorporated by reference into the prospectus carefully because these documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information.”

You should rely only on the information provided in this prospectus and the information and documents incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

References in this prospectus to the “Company”, “Tribute,” “we”, “us”, and “our” refer to Tribute Pharmaceuticals Canada Inc., unless otherwise specified.

Forward-Looking Statements

Readers are cautioned that actual results may differ materially from the results projected in any “forward-looking” statements included or incorporated by reference in this prospectus, which involve a number of risks or uncertainties. Forward-looking statements are statements that are not historical facts, and include statements regarding our planned research and development programs, anticipated future losses, revenues and market shares, planned clinical trials, expected future expenditures, any intention to raise new financing, sufficiency of working capital for continued operations, and other statements regarding anticipated future events and our anticipated future performance. Forward-looking statements generally can be identified by the words “expected”, “intends”, “anticipates”, “feels”, “continues”, “planned”, “plans”, “potential”, “with a view to”, and similar expressions or variations thereon, or that events or conditions “will”, “may”, “could” or “should” occur, or comparable terminology referring to future events or results.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those listed under the section entitled “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, any of which could cause actual results to vary materially from current results or our anticipated future results. We assume no responsibility to update the information contained herein or incorporated herein by reference.

ii

PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including the information included in the “Risk Factors” section in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as our financial statements, notes to the financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.

Tribute Pharmaceuticals Canada Inc.

We are an emerging Canadian specialty pharmaceutical company engaged in the acquisition, licensing, development and promotion of healthcare products in the Canadian and U.S. markets. We target several therapeutic areas in Canada with a particular interest in products for the treatment of neurology, pain, urology, dermatology and endocrinology/cardiology.

Our current portfolio consists of six marketed products in Canada, including: NeoVisc® and NeoVisc® Single Dose, Uracyst®, Bezalip® SR, Soriatane®, Cambia® and Collatamp G. NeoVisc and Uracyst are also sold in several countries globally through our strategic partners. We also have an exclusive license for the development and commercialization of Bezalip SR (bezafibrate) for the U.S. market.

 We market our products in Canada through our own sales force and currently have licensing agreements for the distribution of NeoVisc and Uracyst in over 20 countries, and continue to expand this footprint. Our focus on business development is twofold: utilizing in-licensing and out-licensing for immediate impact on our revenue stream, as well as product development for future growth and stability.

 Our management team has a strong track record in senior management positions from companies such as Wyeth, Syntex/Roche, Astra-Zeneca, Amgen, Bayer, Novartis and Biovail. The team has extensive operational and business development experience with the Canadian market.

Corporate Information

We were incorporated under the Business Corporations Act (Ontario) on November 14, 1994 under the name Stellar International Inc.  Our articles of incorporation were amended on: (1) June 23, 2000 to (i) subdivide our common shares on the basis of 1,788.05 common shares for each existing common share and (ii) create an unlimited number of preferred shares; and (2) November 28, 2000 to remove private company restrictions from the articles. On January 1, 2005 we changed our name from Stellar International Inc. to Stellar Pharmaceuticals Inc. On December 1, 2011, Stellar Pharmaceuticals Inc. acquired 100% of the outstanding shares of the then privately held Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. On October 1, 2012, we amalgamated with Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc.  On January 1, 2013, we changed our name to Tribute Pharmaceuticals Canada Inc.

We maintain two facilities including our head office located at 151 Steeles Ave. East, Milton, Ontario, Canada L9T 1Y1 and our operations facility at 544 Egerton Street, London, Ontario, Canada N5W 3Z8. Our telephone number is (519) 434-1540, our facsimile number is (519) 434-4382 and our e-mail address is info@tributepharma.com. We maintain a website at www.tributepharma.com. The information contained in, or that can be accessed through, the Company’s website is not part of, and is not incorporated into this prospectus.

The Offering

Common shares offered for sale by the selling shareholders	23,828,016 common shares(1)

Common shares to be outstanding assuming all of the shares covered hereby are sold	106,941,754 common shares(2)

OTCQB Market symbol	Our common shares are traded on the OTCQB Market under the symbol “TBUFF.”

TSX Venture Exchange symbol	Our common shares are traded on TSX Venture Exchange in Canada under the symbol “TRX.”

Use of proceeds
We will not receive any of the proceeds from the sale of the common shares offered in this prospectus. However, if all of the warrants were exercised for cash, we would receive gross proceeds of approximately $6,849,375.

Risk factors
An investment in our common shares involves certain risks, which should be carefully considered by prospective investors before investing in our common shares. See “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

___________________
(1)
Includes 5,681,250 common shares underlying our Series A warrants and 5,681,250 common shares underlying our Series B warrants, all of which were issued as part of certain of our 2013 private placements. Also includes 1,103,016 common shares underlying warrants which were issued to SWK Funding LLC pursuant to the terms of a Credit Agreement that the Company entered into with SWK Funding LLC.

(2)
The number of common shares shown to be outstanding is based on 94,476,238 common shares issued and outstanding as of July 31, 2014, and assumes full exercise of the Series A warrants, Series B warrants and the SWK warrants. It does not assume the full exercise of any other options, warrants or other of our securities convertible into our common shares that may be outstanding. The Series A warrants expire in accordance with their terms on the two year anniversary after the date of issuance. The Series B warrants expire in accordance with their terms on the five year anniversary after the date of issuance. The SWK warrants expire in accordance with their terms on the seven year anniversary after the date of issuance

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described under the caption “Risk Factors” in our annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, together with all of the other information in this prospectus and the information incorporated by reference into this prospectus, before deciding to invest in our securities. The occurrence of any of the risks incorporated by reference into this prospectus could materially and adversely affect our business, financial condition, results of operations and future prospects. In such event, the market price of our common shares and the value of our other securities could decline and you could lose part or even all of your investment.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2014. The amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As at June 30, 2014 (unaudited) (expressed in Canadian dollars)
Cash, cash equivalents and marketable securities	$2,302,033
Debt:
Short-term debt	582,872
Long-term debt	7,366,024
Total debt	7,948,896
Equity:
Common Shares	20,159,102
Additional paid-in capital options	2,503,966
Accumulated deficit	(21,984,931)
Accumulated other comprehensive income	(189,430)
Total shareholders’ equity	488,707
Total Capitalization	$20,389,725

Shares issued and outstanding
Common Shares, without par value	51,581,238

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our common shares by the selling shareholders. All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders. Any proceeds from the exercise of warrants will be added to Tribute’s working capital.

EXPENSES

We will incur the following expenses in connection with the registration of the securities offered by the selling shareholders:

Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$10,500
SEC Registration Fee	$1,842
Miscellaneous Costs	$3,500
TOTAL	$50,842

All amounts shown are estimates, except for the amount of the Securities and Exchange Commission (“SEC”) registration fee. Any selling commissions, brokerage fees, applicable transfer taxes, and fees and disbursements of counsel for the selling shareholders are payable by the selling shareholders.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the selling shareholders or their respective donees, pledgees, transferees or other successors in interest to sell or otherwise dispose of, from time to time, up to an aggregate of 11,362,500 common shares, 11,362,500 common shares issuable upon the exercise of the Series A warrants and the Series B warrants, and 1,103,016 common shares issuable upon the exercise of the SWK warrants. The table below presents:

●	information regarding the selling shareholders;

●	the common shares beneficially owned by each of the selling shareholders as of July 25, 2014;

●	the common shares that the selling shareholders may sell or otherwise dispose of from time to time under this prospectus, all of which relate to:

o	the common shares purchased in certain of our 2013 private placement; and

o	the common shares underlying the Series A warrants and the Series B warrants, all of which were issued in certain of our 2013 private placement; and

o	the common shares underlying the SWK warrants issued pursuant to the terms of our Credit Agreement with SWK Funding LLC; and

●	the percentage of our common shares each of the selling shareholders will own assuming all of the shares covered by this prospectus are sold by the selling shareholders.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the common shares covered hereby. The selling shareholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares that we are aware of, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the common shares covered by this prospectus will be sold by the selling shareholders.

The information in the table is based on 94,476,238 common shares outstanding as of July 31, 2014 (which includes the 11,362, 500 common shares that were issued in the 2013 private placements that are being registered hereunder) and was prepared based on information supplied to us by the selling shareholders or that we believe to be correct. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and generally includes voting or investment power with respect to securities and including any securities that grant the selling shareholders the right to acquire common shares within 60 days of August 1, 2014. Except as set forth below, none of the selling shareholders (1) are a broker-dealer or are affiliates of a broker-dealer or (2) have within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates.

Name of Selling Shareholder	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered Hereby		Number of Shares Beneficially Owned After the Offering(1)	Percent of Class Beneficially Owned After the Offering
John Maness Gregory(2)	1,430,000	(3)	1,250,000	(4)	180,000	*
SJ Strategic Investments LLC(5)	7,688,794	(6)	2,500,000	(7)	5,188,794	5.4%
Joseph R. Gregory(8)	2,599,765	(9)	2,500,000	(10)	99,765	*
2089636 Ontario Ltd.(11)	2,500,000	(12)	2,500,000		-	-
Steven Harold Goldman(13)	2,381,246	(14)	1,100,000	(15)	1,281,246	1.4%
Nancy Joan Carroll(16)	1,509,600	(17)	1,400,000	(18)	109,600	*
Kingsway Charities Inc.(19)	1,650,000	(20)	1,250,000	(21)	400,000	*
Gregory Irrevocable Equalizing Trust Dated 12/21/12 by Jeff Gregory, James E. Gregory, Trustee(22)	1,250,000	(23)	1,250,000		-	-
Gracetree Investments, LLC(24)	1,250,000	(25)	1,250,000		-	-
Robert Paul Harris(26)	10,125,828	(27)	1,250,000	(28)	8,875,828	13.7%
JALLA Equities(29)	1,250,000	(30)	1,250,000		-	-
Jed Capital LP(31)	1,050,000	(32)	1,050,000		-	-
Brio Capital Master Fund Ltd.(33)	1,000,000	(34)	1,000,000		-	-
LMT Financial Inc.(35)	1,200,800	(36)	500,000	(37)	700,800	*
Bill Wong(38)	500,000	(39)	500,000		-	-
JW Partners, LP(40)	500,000	(41)	500,000		-	-
Robert Atton(42)	527,000	(43)	250,000	(44)	277,000	*
Bet-Mur Investments Limited(45)	375,000	(46)	250,000	(47)	125,000	*
Samuel Rebotsky(48)	273,750	(49)	125,000	(50)	148,750	*
Joyce Grad(51)	252,948	(52)	125,000	(53)	127,948	*
Stephen Neil Witten(54)	215,000	(55)	200,000	(56)	15,000	*
Paul Crossett(57)	1,099,040	(58)	150,000	(59)	949,040	1.0%
Elora Financial Management Inc.(60)	6,875,000	(61)	125,000	(62)	6,750,000	7.1%
Reich Consulting Group, Inc.(63)	125,000	(64)	125,000		-	-
Lefko Law Professional Corporation(65)	177,000	(66)	125,000	(67)	52,000	*
Permanent Developments Ltd.(68)	180,000	(69)	125,000	(70)	55,000	*
GLB Partners LLC(71)	50,000	(72)	50,000		-	-
Bernard Joseph Chiasson(73)	25,000	(74)	25,000		-	-
SWK Funding LLC(75)	1,103,016	(76)	1,103,016		-	-
_______________
*	Less than 1%.
(1)	Assumes that all securities offered hereby are sold.
(2)	The selling shareholder is a director of the Company. The address of the selling shareholder is 105 Carasil Road, Bristol, TN 37620.
(3)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 180,000 common shares issuable upon exercise by the selling shareholder of stock options which are presently exercisable, (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (d) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(4)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(5)
John Maness Gregory, a director of the Company, is the managing partner of the selling shareholder and holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 340 Martin Luther King Jr. Blvd., Bristol, TN 37620.

(6)
Includes (a) 6,438,794 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(7)
Includes (a) 1,250,000 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(8)	The selling shareholder and John Maness Gregory, a director of the Company, are brothers. The address of the selling shareholder is 620 Shelby Street, Bristol, TN 37620.
(9)
Includes (a) 1,349,765 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(10)
Includes (a) 1,250,000 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(11)
Francis Martin Thrasher, a director of the Company, holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 602-250 Sydenham Street, London, Ontario, Canada N6A 5S1.

(12)
Includes (a) 1,250,000 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(13)
The selling shareholder is a director and a member of the audit committee of the Company. The address of the selling shareholder is c/o RBC Dominion Securities, 2345 Yonge Street, Suite 1000, Toronto, Ontario, Canada M4P 2E5.

(14)
Includes (a) 958,206 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole officer, director and shareholder of Lambent Corp., the owner of such shares, (b) 100,000 common shares owned by the selling shareholder, (c) 615,540 common shares owned by the selling shareholder by RBC Securities in his Registered Retirement Savings Plan, (d) 157,500 common shares issuable upon exercise by the selling shareholder of stock options which are presently exercisable, (e) 275,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 275,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(15)
Includes (a) 550,000 common shares owned by the selling shareholder by RBC Securities in his Registered Retirement Savings Plan, (b) 275,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 275,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(16)
The selling shareholder is the spouse of Steven Harold Goldman, a director and a member of the audit committee of the Company. The address of the selling shareholder is c/o RBC Dominion Securities, 2345 Yonge Street, Suite 1000, Toronto, Ontario, Canada M4P 2E5.

(17)
Includes (a) 700,000 common shares owned by the selling shareholder by RBC Securities in her Registered Retirement Savings Plan, (b) 109,600 owned by the selling shareholder, (c) 350,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (d) 350,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(18)
Includes (a) 700,000 common shares owned by the selling shareholder by RBC Securities in her Registered Retirement Savings Plan, (b) 350,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 350,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(19)
John Maness Gregory, a director of the Company, holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 119 Commonwealth Avenue, Bristol VA 24201.

(20)
Includes (a) 1,025,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(21)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(22)
James E. Gregory holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. James E. Gregory and John Maness Gregory, a director of the Company, are brothers. The address of the selling shareholder is 340 Martin Luther King Jr. Blvd., Suite 301, Bristol, TN 37620.

(23)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(24)
Jefferson J. Gregory holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. Jefferson J. Gregory and John Maness Gregory, a director of the Company, are brothers. The address of the selling shareholder is 340 Martin Luther King Jr. Blvd., Suite 301, Bristol, TN 37620.

(25)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(26)	The selling shareholder is the president, chief executive officer and a director of the Company. The address of the selling shareholder is 151 Steeles Avenue West, Milton, Ontario, Canada L9T 2Y1.
(27)
Includes (a) 4,125,000 common shares owned by the selling shareholder’s spouse, and which may be deemed to be beneficially owned by the selling shareholder, (b) 4,750,000 common shares owned by the selling shareholder, (c) 625,828 common shares issuable upon exercise by the selling shareholder of stock options which are presently exercisable, (d) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (e) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable. The selling shareholder disclaims beneficial ownership of all common shares owned by his spouse.

(28)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(29)
Jason Aryeh holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 34 Summer Road, Greenwich, CT 06831.

(30)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(31)
Michael Sotow holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 18 Ivy Hill Road, Chappaqua, NY 10514.

(32)
Includes (a) 525,000 common shares owned by the selling shareholder, (b) 262,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 262,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(33)
Shaye Hirsch holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.

(34)
Includes (a) 500,000 common shares owned by the selling shareholder, (b) 250,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 250,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(35)
Arnold Tenney, the chairman of the board of directors of the Company, holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 209335 Highway 26 West, Blue Mountains, Ontario, Canada L9Y 0T7.

(36)
Includes (a) 950,800 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(37)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(38)	The address of the selling shareholder is 22 Pin Oak Lane, Chappaqua, NY 10514.
(39)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(40)
Jason Wild holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 515 Madison Avenue, Suite 14B, New York, NY 10022.

(41)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(42)	The address of the selling shareholder is 104 Hungerford Road, P.O. Box 345, Tweed, Ontario, Canada K0K 3J0.
(43)
Includes (a) 402,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(44)
Includes (a) 125,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(45)
Barry Schwartz holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 110 Bloor Street West, Suite 1007, Toronto, Ontario, Canada M5S 2W7.

(46)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(47)
Includes (a) 125,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(48)	The address of the selling shareholder is 10 Holder Place Apt. 3B, Forest Hills, NY 11375.
(49)
Includes (a) 211,250 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(50)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(51)	The address of the selling shareholder is 10 Holder Place Apt. 3B, Forest Hills, NY 11375.
(52)
Includes (a) 190,448 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(53)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(54)	The address of the selling shareholder is 1603 61 Street Clair Avenue West, Toronto, Ontario, Canada M4V 2Y8.
(55)
Includes (a) 115,000 common shares owned by the selling shareholder, (b) 50,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 50,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(56)
Includes (a) 100,000 common shares owned by the selling shareholder, (b) 50,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 50,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(57)	The address of the selling shareholder is 410-1300 Bloor Street, Mississauga, Ontario, Canada L4Y 3Z2.
(58)
Includes (a) 540,000 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole owner of Picton Downes LP, the owner of such shares, (b) 70,000 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole owner of 696625 Ontario Inc., the owner of such shares, (c) 79,521 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole owner of Tweed Jamison LP, the owner of such shares, (d) 334,519 common shares owned by the selling shareholder, (e) 37,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 37,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(59)
Includes (a) 75,000 common shares owned by the selling shareholder, (b) 37,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 37,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(60)
Scott Langille, the chief financial officer and a director of the Company, holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 151 Steeles Avenue East, Milton, Ontario, Canada L9T 1Y1.

(61)
Includes (a) 6,750,000 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(62)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(63)
Samuel J. Reich holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 3437 Prairie Avenue, Miami Beach, FL 33140.

(64)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(65)
Philip Lefko holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 401 Bay Street, Suite 2410, Toronto, Ontario, Canada M5K 2Y4.

(66)
Includes (a) 99,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(67)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(68)
Michael Goldstein holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 1120 Finch Avenue West, Suite 103, North York, Ontario, Canada M3J 3H7.

(69)
Includes (a) 117,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(70)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(71)
Gregg Bresner holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 7 Green Lane, Chappaqua, NY 10514.

(72)
Includes (a) 25,000 common shares owned by the selling shareholder, (b) 12,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 12,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(73)	The selling shareholder is the chief scientific officer of the Company. The address of the selling shareholder is 1109 Fieldstone Circle, Oakville, Ontario, Canada L6M 2W3.
(74)
Includes (a) 12,500 common shares owned by the selling shareholder, (b) 6,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 6,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(75)
SWK Funding LLC is managed by its sole member, SWK Holdings Corporation.  J. Brett Pope, Chief Executive Officer, and Winston Black, Managing Director, hold voting and investment control over the shares covered.  Each of Mr. Pope and Mr. Black disclaims beneficial ownership of all warrants and shares issuable upon exercise of the warrants held by SWK Funding LLC.  The principal address of SWK Funding LLC is 15770 North Dallas Parkway, Suite 1290, Dallas, TX  75248.

(76)	Includes 1,103,016 common shares issuable upon exercise by SWK Funding LLC of warrants that are presently exercisable.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Supplementary Material .01 and .02.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR COMMON SHARES

Our articles permit us to issue an unlimited number of common shares and an unlimited number of preferred shares, of which 51,581,238 common shares and no preferred shares were issued and outstanding at March 31, 2014, and 94,476,238 common shares and no preferred shares were issued and outstanding at July 31, 2014.  There were warrants to purchase 14,014,587 common shares outstanding as at March 31, 2014 and warrants to purchase 40,287,775 common shares outstanding as at July 31, 2014. There were options to purchase 5,109,330 common shares outstanding as at March 31, 2014 and options to purchase 5,139,070 common shares outstanding as at July 31, 2014. As at January 1, 2013, there were 39,610,042 common shares issued and outstanding, and as at December 31, 2013, there were 51,081,238 common shares issued and outstanding.

Our common shares have no par value. Our common shares do not carry pre-emptive rights or rights of conversion into any other securities. All outstanding common shares are fully paid and non-assessable. There are no limitations on the rights of non-resident owners of common shares to hold or vote their shares. There are no common shares held by or on behalf of Tribute.

The holders of the common shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Tribute and each common share confers the right to one vote in person or by proxy at all meetings of the shareholders of Tribute. The holders of the common shares, subject to the prior rights, if any, of any other class of shares of Tribute, are entitled to receive such dividends in any financial year as the Board of Directors may by resolution determine. In the event of the liquidation, dissolution or winding-up of Tribute, whether voluntary or involuntary, the holders of the common shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Tribute, the remaining property and assets of Tribute.

We have never declared or paid any cash dividends on our common shares. We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

Under the Business Corporations Act (Ontario), amendments to our articles will generally require approval by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in person or by proxy in respect of that resolution at the annual or special meeting called for such purpose. If the amendment is of a nature affecting a particular class or series of our shares in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote. Under the Business Corporations Act (Ontario), our directors may make, amend or repeal any by-law that regulates our business or affairs. Where our directors make, amend or repeal a by-law, they are required to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may, by an ordinary resolution, which is a resolution passed by a simple majority of the votes cast by shareholders who voted in respect of the resolution, confirm, reject or amend the by-law, amendment or repeal.

See “Memorandum and Articles of Association; By-Laws”, below.

The transfer agent for our common shares is Equity Financial Trust Company, Toronto, Canada.

TRADING PRICE FOR COMMON SHARES

Our common shares are currently traded in Canada on the TSX Venture Exchange under the symbol “TRX” and in the United States on the OTCQB Market under the symbol “TBUFF.” During the period December 2002 through February 22, 2011, our common shares traded on the OTC Bulletin Board (the “OTCBB”). As of February 23, 2011, the common shares ceased trading on the OCTBB and began trading on the OTCQB Market under the ticker symbol “SLXCF”. On January 1, 2013, the Company changed its name from Stellar Pharmaceuticals Inc. to Tribute Pharmaceuticals Canada Inc. In addition, effective January 1, 2013, the Company’s quotation symbol on the OTCQB Market was changed from “SLXCF” to “TBUFF”. Our common shares commenced trading on the TSX Venture Exchange on May 27, 2014. The following table sets forth, for the fiscal year, quarter or month indicated, the high and low sales prices of our common shares as reported on the TSX Venture Exchange or OTCQB Market, as applicable.

The annual high and low sales prices for our common shares for the five most recent full financial years are:

Year	TSX Venture Exchange (1)		OTCQB Market(2)
	High	Low	High	Low
2013	N/A	N/A	$0.70	$0.34
2012	N/A	N/A	$0.70	$0.28
2011	N/A	N/A	$0.75	$0.33
2010	N/A	N/A	$2.80	$0.30
2009	N/A	N/A	$0.98	$0.21

(1)	Our common shares commenced trading on the TSX Venture Exchange on May 27, 2014.
(2)	As of February 23, 2011, our common shares ceased trading on the OCTBB and began trading on the OTCQB Market.

The high and low sales prices for our common shares each full financial quarter for the two most recent full financial years and any subsequent periods are:

Quarter	TSX Venture Exchange(1)		OTCQB Market
2014	High	Low	High	Low
Third Quarter (through July 31, 2014)	CDN$0.82	CDN$0.62	$0.77	$0.58
Second Quarter	CDN$0.90	CDN$0.60	$0.80	$0.52
First Quarter	N/A	N/A	$0.48	$0.35

2013
Fourth Quarter	N/A	N/A	$0.50	$0.34
Third Quarter	N/A	N/A	$0.70	$0.35
Second Quarter	N/A	N/A	$0.45	$0.34
First Quarter	N/A	N/A	$0.43	$0.34

2012
Fourth Quarter	N/A	N/A	$0.48	$0.32
Third Quarter	N/A	N/A	$0.51	$0.28
Second Quarter	N/A	N/A	$0.65	$0.41
First Quarter	N/A	N/A	$0.70	$0.43

(1)  Our common shares commenced trading on the TSX Venture Exchange on May 27, 2014.

The high and low sales prices for our common shares for each month for the most recent six months are:

	TSX Venture Exchange(1)		OTCQB Market
2014	High	Low	High	Low
July	CDN$0.82	CDN$0.62	$0.77	$0.58
June	CDN$0.90	CDN$0.61	$0.80	$0.57
May	CDN$0.61	CDN$0.60	$0.72	$0.52
April	N/A	N/A	$0.65	$0.44
March	N/A	N/A	$0.63	$0.38
February	N/A	N/A	$0.41	$0.32
January	N/A	N/A	$0.41	$0.36

2013
December	N/A	N/A	$0.49	$0.34

(1)	Our common shares commenced trading on the TSX Venture Exchange on May 27, 2014.

On July 31, 2014, the closing price for our common shares was CDN$0.62 ($0.60) per share on the TSX Venture Exchange and $0.60 per share on the OTCQB Market. As of March 31, 2014, there were a total of 51,581,238 common shares issued and outstanding. The number of holders of common shares of record on July 28, 2014 was approximately 54. As of July 28, 2014, based on information received from our transfer agent and other service providers, we believe our common shares are owned beneficially by approximately 1172 shareholders.

RECENT SALES OF SECURITIES

Tribute Issuance

On December 1, 2011, we entered into a Share Purchase Agreement with Elora Financial Management Inc., Mary-Ann Harris, Rob Harris and Scott Langille, with respect to our purchase of all of the shares of Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. Pursuant to the terms of the Share Purchase Agreement, we acquired all of the issued and outstanding common shares of the Tribute entities from the shareholders thereof in exchange for (i) an aggregate of 13 million of our common shares issued on December 1, 2011 and held in escrow to be released to such shareholders over the 36 months following that date, (ii) CND$1,000,000 paid to such shareholders on December 1, 2011 and (iii) CND$500,000 payable to such shareholders on December 1, 2012. In addition, upon the attainment of certain milestones set forth in the Share Purchase Agreement prior to December 1, 2014, such shareholders were issued an additional 2 million of our common shares on March 22, 2012. The common shares were offered and sold without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable laws.

Midcap Financing

On May 11, 2012, as part of a Loan and Security Agreement we entered into with Midcap Financial LLC, we issued to an affiliate of Midcap Financial LLC a warrant to purchase 750,000 common shares at any time through May 11, 2017 at an exercise price per common share of $0.56, subject to adjustment. The warrant was not registered under the Securities Act because such security was offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Regulation D promulgated thereunder.

2013 Private Placements

On February 27, 2013, we completed a private placement consisting of 8,437,500 units at a price of $0.40 per unit for gross proceeds of approximately $3.4 million. In addition, we issued broker warrants equal to 2.5% of the total units issued in the February 27, 2013 closing (210,938 Series A broker warrants and 210,937 Series B broker warrants). On March 5, 2013, we completed a private placement consisting of 2,237,500 units at a price of $0.40 per unit for gross proceeds of $895,000. In addition, we issued broker warrants equal to 6.0% of the total units issued in the March 5, 2013 closing (or 134,250 Series A broker warrants and 134,250 Series B broker warrants). One half of these broker warrants have terms substantially similar to the Series A warrants and the remainder have terms substantially similar to the Series B warrants. On March 14, 2013, we completed a private placement consisting of 687,500 units at a price of $0.40 per unit for gross proceeds of $275,000. Each unit consists of one common share, one-half of one Series A warrant and one-half of one Series B warrant. Each whole Series A warrant entitles the holder thereof to acquire one common share at any time during a period of 24 months from the closing date of February 27, 2013 at an exercise price of $0.50 per common share, subject to adjustment as set forth in the Series A warrant. Each whole Series B warrant entitles the holder thereof to acquire one common share at any time during a period of 60 months from the closing date at an exercise price of $0.60, subject to adjustment as set forth in the Series B warrant. The terms of the Series B warrants provide us with a right to call the Series B warrants at a price of $0.001 per warrant if certain conditions are met including our common shares trading at a volume weighted average price for 20 out of 30 consecutive trading days at a price which exceeds $1.20 (subject to adjustment for stock splits, recapitalizations and other corporate transactions) with average daily volume during such period of at least $30,000. The warrants are subject to anti-dilution provisions.

The above described securities were sold to certain of the selling shareholders identified in this prospectus.

The above described securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Regulation D promulgated thereunder.

On September 28, 2013, we completed a private placement consisting of 108,696 units at a price of $0.46 per unit for gross proceeds of approximately $50,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder thereof to acquire one common share at any time during a period of 60 months from the closing date of September 28, 2013 at an exercise price of $0.55 per common share, subject to adjustment as set forth in the warrant. The warrants are subject to anti-dilution provisions.

The above described securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Regulation D promulgated thereunder.

SWK Financing

On August 8, 2013, pursuant to the terms of a Credit Agreement that Tribute entered into with SWK Funding LLC, we issued to SWK Funding LLC a warrant to purchase 755,794 common shares at any time through August 8, 2020 at an exercise price per common share of $0.5954. SWK Funding LLC may exercise the warrant on a cashless basis at any time. In the event SWK Funding LLC exercises the warrant on a cashless basis, we will not receive any proceeds. The warrant is subject to anti-dilution provisions. The warrant was not registered under the Securities Act because such security was offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Regulation D promulgated thereunder.

On February 4, 2014, pursuant to the terms of a Credit Agreement that Tribute entered into with SWK Funding LLC, we issued to SWK Funding LLC a warrant to purchase an additional 347,222 common shares at any time through February 4, 2021 at an exercise price per common share of $0.432. SWK Funding LLC may exercise the warrant on a cashless basis at any time. In the event SWK Funding LLC exercises the warrant on a cashless basis, we will not receive any proceeds. The warrant is subject to anti-dilution provisions. The warrant was not registered under the Securities Act because such security was offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Regulation D promulgated thereunder.

SWK Funding LLC is one of the selling shareholders identified in this prospectus.

2014 Offering

On July 15, 2014, we completed an underwritten public offering in Canada of 42,895,000 units at a price of CDN$0.70 per unit for gross proceeds of approximately CDN$30 million. The total number of units sold in the offering included the exercise in full by the underwriters for the offering of a 15% over-allotment option of 5,595,000 additional units. Each unit consists of one common share and one-half of one warrant. Each whole warrant entitles the holder to acquire one common share at any time during a period of 24 months from the closing date of July 16, 2014 at an exercise price of CDN$0.90 per common share, subject to adjustment as set forth in the warrant indenture governing the terms of the warrants. Dundee Securities Ltd. and Mackie Research Capital Corporation acted as the underwriters for the offering. In addition, we issued broker warrants to the underwriters equal to 7.5% of the total units issued in the offering (3,217,125 broker warrants with the exercise in full of the over-allotment option). Each broker warrant is exercisable into one unit for a period of 24 months from the closing of the offering at a price equal to the offering price of CDN$0.70. Each unit consists of one common share and one-half of one warrant. Each whole warrant entitles the holder to acquire one common share at any time during a period of 24 months from the closing date of July 16, 2014 at an exercise price of CDN$0.90 per common share, subject to adjustment.

The above described securities were not registered under the Securities Act because such securities were offered and sold in offshore transactions excluded from registration under the Securities Act pursuant to Rule 903 of Regulation S promulgated thereunder. There were no purchasers of the units that were in the United States or U.S. persons in the offering.

Other Common Share Issuances

During the three month period ended March 31, 2014, we issued 500,000 common shares to a consultant for services.

Option Issuances

On June 2, 2014, 20,000 options were granted to an employee of the Company. The exercise price of these options is $0.61, with one-half vesting on November 30, 2014 and the remaining 50% vesting as to one-eighth at the end of each quarter in 2015 and 2016. During the three month period ended March 31, 2014, there were 1,298,245 options granted to officers, employees and a consultant of the Company. The exercise price of 1,098,245 of these options is $0.40, with one-eighth vesting over two years on each of March 31, June 30, September 30 and December 31, in 2015 and 2016, upon achieving certain financial objectives. We granted 200,000 of these options as payment for services in 2014 to LMT Financial Inc., a company beneficially owned by a director and former interim officer of the Company, and his spouse for consulting services. The exercise price of these 200,000 options is $0.42 and the options will fully vest on January 3, 2015.

During the year ended December 31, 2013, there were 1,173,250 options granted to officers and employees of the Company. The exercise price of 286,250 of these options is $0.40, with quarterly vesting terms at 25% on each of March 31, June 30, September 30 and December 31, 2014, upon achieving certain financial objectives. Additionally, 720,000 options had an exercise price of $0.42, with vesting as to one-twelfth at the end of each fiscal quarter over a three year period, commencing on September 30, 2013. The remaining 167,000 options had an exercise price as follows: 150,000 at $0.53 and 17,000 at $0.39. Of these options 150,000 will vest as to one-eighth over a period of two years in equal installments at the end of every fiscal quarter starting on the first day of the first fiscal quarter following the quarter in which the performance criteria has been met. The remaining 17,000 options will vest quarterly over the next two years with the first vesting date being September 30, 2013. Of the 1,173,250 options granted, 60,000 of these options later expired due to terminations and 167,500 expired due to performance criteria not being achieved.

During the year ended December 31, 2012, there were 290,000 options granted to an officer and employees of the Company.  Of the 290,000 options granted, 50,000 of these options later expired due to terminations. The weighted average exercise price of these options still outstanding is $0.53, with 145,000 of these options having quarterly vesting terms at 25% on each of March 31, June 30, September 30 and December 31, 2013, upon achieving certain financial objectives.  There are 50,000 options exercisable at a rate of 12.5% per quarter beginning in the first full quarter after the date of grant.  Another 30,000 options are exercisable at a rate of 25% per quarter beginning one year from the date of the first full quarter after the date of grant.  The remaining 15,000 options are exercisable at a rate of 12.5% per quarter beginning in the first full quarter after the date of grant.

During the year ended December 31, 2011, there were 2,270,952 options granted to directors and officers of the Company.  The exercise price of these options ranged from $0.41 to $0.68 for a weighted average price of $0.56, with quarterly vesting terms over a three year period. Of the 2,270,952 options granted, 360,917 expired due to performance criteria not being achieved.

MEMORANDUM AND ARTICLES OF ASSOCIATION; BY-LAWS

Company Purpose

Our Articles of Amalgamation, together with any amendments thereto, which we refer to as our articles, are filed pursuant to the Business Corporations Act (Ontario). The incorporation number is 1887858. Our articles do not have a stated purpose.

Directors

Pursuant to applicable Canadian law, our directors, in exercising their powers and discharging their duties must act honestly and in good faith with a view to the best interests of Tribute. They must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Our by-laws provide that every director or officer of Tribute who is a party to a material contract or proposed material contract for Tribute or which is the director or an officer of, or has a material interest in, any person who is a part to a material contract, or a proposed material contract, with Tribute shall disclose the nature and extent of his interest at the time and in the manner provided by the Business Corporations Act (Ontario).

Without limiting the borrowing powers of Tribute as set forth in the Business Corporations Act (Ontario), the board may, subject to the articles and any unanimous shareholders agreement, from time to time, on behalf of Tribute, without the authorization of the shareholders: (a) borrow money on the credit of Tribute, (b) issue, re-issue, sell or pledge debt obligations of Tribute, whether secured or unsecured; (c) subject to the Business Corporations Act (Ontario), give a guarantee on behalf of Tribute to secure performance of an obligation of any person; and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Tribute, owned or subsequently acquired, to secure any obligation of Tribute. Subject to the Business Corporations Act (Ontario), the articles, by-laws and any unanimous shareholders agreement, the board may, from time to time, delegate any or all of the powers hereinbefore specified, to a director, a committee of directors or one or more officers of Tribute.

Our articles and by-laws do not contain a retirement provision based on a maximum age.

Directors are not required to hold any shares. Our articles and our by-laws do not impose any other director qualification requirements.

Shareholder Meetings

Our board is required to call an annual meeting of the shareholders no later than 15 months after the holding of the last preceding annual meeting. Our board may also call a special meeting of the shareholders at any time. The only persons entitled to attend a meeting of our shareholders are our directors, our auditors and those persons entitled to vote at such meeting and any other persons who, although not entitled to vote at the meeting, are entitled to attend such meeting pursuant the provisions of the Business Corporations Act (Ontario). Under our by-laws, a quorum of shareholders shall be two persons present in person or represented by proxy holding in the aggregate not less than 15% of the outstanding shares of the Company.

Limitations

There are no limitations in our articles or by-laws or under Canadian federal or provincial laws, on the right of non-residents of Canada or foreign owners to hold or vote our common shares, except for transactions involving or being deemed to involve an acquisition of control, which requires compliance with the Investment Canada Act.

Change In Control

Our articles and by-laws do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of Tribute.

Under the Business Corporations Act (Ontario), certain extraordinary corporate actions, such as amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations or dissolutions are also required to be approved by special resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

Disclosure of Shareholdings

Our by-laws do not impose an ownership threshold, above which shareholder ownership must be disclosed. Any obligation to make such disclosure would be the subject of applicable securities laws.

EXCHANGE CONTROLS

There is no law, government decree or regulation in Canada restricting the export or import of capital or affecting the remittance of dividends, interest or other payments to a nonresident holder of common shares, other than withholding tax requirements.

TAXATION

Material United States Federal Income Tax Considerations

The following summary describes certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the ownership and disposition of our common shares. It addresses only U.S. Holders that hold our common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment purposes). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances, nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans, U.S. Holders that own stock constituting 10% or more of our voting power (whether such stock is directly, indirectly or constructively owned), regulated investment companies, common trust funds, U.S. Holders subject to the alternative minimum tax, U.S. Holders holding our common shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons that acquired our common shares as part of a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds our common shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) may depend on both the partner’s and the partnership’s status and the activities of such partnership. Partnerships that are beneficial owners of our common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the ownership and disposition of our common shares.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, a legal or tax opinion or legal or tax advice to any particular U.S. Holder. U.S. Holders should consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

Ownership and Disposition of Our Common Shares

Distributions. Subject to the discussion below under “Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” distributions made with respect to our common shares (including any Canadian taxes withheld from such distributions) generally will be included in the gross income of a U.S. Holder as dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Based on our expectation that we will be eligible for the benefits of the income tax treaty between Canada and the U.S., and assuming that we are not a PFIC (as defined below), a dividend we pay generally will be treated as “qualified dividend income” in the hands of U.S. Holders, eligible for the long-term capital gain tax rates. A corporate U.S. Holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

If any dividends are paid in Canadian dollars, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars. If any Canadian dollars actually or constructively received by a U.S. Holder are later converted into U.S. dollars, such U.S. Holder may recognize currency gain or loss on the conversion, which will be treated as ordinary gain or loss. Such gain or loss generally will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit purposes.

A U.S. Holder may be entitled to deduct or claim a credit for Canadian withholding taxes, subject to applicable limitations in the Code. Dividends paid on our common shares are expected to be treated as income from sources outside the U.S. and generally will be “passive category income” for U.S. foreign tax credit limitation purposes. The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations. U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Distributions in excess of our current and accumulated earnings and profits, if made with respect to our common shares, will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in such common shares, and thereafter as capital gain recognized on a sale or exchange.

Dispositions. Subject to the discussion below under “Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” upon the sale, exchange or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such common shares. Capital gain or loss recognized upon a sale, exchange or other taxable disposition of our common shares will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to such common shares disposed of is more than one year at the time of the sale, exchange or other taxable disposition. The deductibility of capital loss is subject to limitations. For U.S. foreign tax credit purposes, any capital gain or loss generally will be treated as gain or loss from sources within the U.S.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a passive foreign investment company (a “PFIC”). In general, a non-U.S. corporation will be treated as a PFIC for any taxable year during which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either (i) 75% or more of the non-U.S. corporation’s gross income is passive income, or (ii) 50% or more of the average value of the non-U.S. corporation’s assets produce or are held for the production of passive income. For these purposes, passive income generally includes dividends, interest, certain rents and royalties, and the excess of gains over losses from certain commodities transactions.

Based on the nature of our anticipated income, assets and activities, we believe that we will not be treated as a PFIC for the current taxable year. In addition, we do not expect to be a PFIC in future taxable years. However, because the PFIC determination is made annually and because the principles and methodology for applying the PFIC tests are not entirely clear, there can be no assurance that we would not be a PFIC for any year.

If, however, we are or become a PFIC, U.S. Holders could be subject to additional United States federal income taxes on gain recognized with respect to the common shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules.  Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Information Reporting and Backup Withholding Tax

In general, information reporting will apply to dividends in respect of our common shares and the proceeds from the sale, exchange or redemption of our common shares that are paid to a U.S. Holder within the United States (and in certain cases, outside the United States), unless such U.S. Holder is an exempt recipient.  A backup withholding tax may apply to such payments if such U.S. Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income. Backup withholding tax is not an additional tax. A U.S. Holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Holder’s U.S. federal income tax liability or, if backup withholding results in an overpayment of U.S. federal income tax, such U.S. Holder may be entitled to a refund, provided that, in each case, the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

Material Canadian Federal Income Tax Considerations

The following is a fair and adequate summary of the principal Canadian federal income tax considerations of the purchase, ownership and disposition of the common shares offered hereunder (the “Offered Shares”) generally applicable to purchasers of Offered Shares pursuant to this offering who, at all relevant times, are residents of the U.S. for the purposes of the Canada-United States Tax Convention (1980), as amended (the “Convention”), are not resident in Canada or deemed to be resident in Canada for purposes of the Income Tax Act (Canada), as amended to the date hereof (the “Canadian Tax Act”), hold their Offered Shares as capital property, deal at arm’s length with and are not affiliated with Tribute for the purposes of the Canadian Tax Act, do not have a permanent establishment or fixed base in Canada, and do not use or hold and are not deemed to use or hold such Offered Shares in the course of carrying on or being deemed to be carrying on business in Canada (“U.S. Resident Holders”). Whether a U.S. Resident Holder holds Offered Shares as capital property for purposes of the Canadian Tax Act will depend on all of the circumstances relating to the acquisition and holding of those shares. Offered Shares will generally be considered to be capital property to a U.S. Resident Holder unless the shares are held in the course of carrying on a business or unless that holder is engaged in an adventure in the nature of trade (i.e. speculation) with respect to such shares. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Holder that is an insurer carrying on business in Canada and elsewhere.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof (the “Proposals”), the provisions of the Convention as in effect on the date hereof, and an understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency in force as of the date hereof. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada which may differ significantly from those discussed herein. The summary assumes that the Proposals will be enacted substantially as proposed, but there can be no assurance that the Proposals will be enacted as proposed or at all.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident Holder, and no representation with respect to the tax consequences to any particular U.S. Resident Holder is made. The tax liability of a U.S. Resident Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Resident Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax equal to 25% of the gross amount of such dividends. Under the Convention and subject to the provisions thereof, the rate of Canadian withholding tax which would apply to dividends paid on the Offered Shares to a U.S. Resident Holder that beneficially owns such dividends is generally 15%, unless the beneficial owner is a company which owns at least 10% of the voting shares of Tribute at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided that the shares do not constitute “taxable Canadian property” of the U.S. Resident Holder for purposes of the Canadian Tax Act. In addition, under the Convention a U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided the value of the shares is, in general terms, not derived principally from real property situated in Canada, as defined in the Convention. Offered Shares will generally not constitute taxable Canadian property of a U.S. Resident Holder unless (i) at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons owned 25% or more of the issued shares of any class of the capital stock of Tribute, and more than 50% of the fair market value of such shares was derived directly or indirectly from Canadian real estate, Canadian resources properties or other taxable Canadian property; or (ii) the Offered Shares were acquired in certain types of tax-deferred exchanges under the Canadian Tax Act in consideration for property that was itself taxable Canadian property. U.S. Resident Holders to whom Offered Shares constitute taxable Canadian property should consult with their own tax advisors as to the Canadian income tax consequences of a disposition of the Offered Shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Fogler, Rubinoff LLP, Toronto, Ontario, Canada.

EXPERTS

The financial statements for the years ended December 31, 2013 and 2012 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been so incorporated in reliance on the report of McGovern, Hurley, Cunningham, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE CAN YOU FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act, and, therefore, we file annual, quarterly and current reports and other information with the Securities and Exchange Commission. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares.

Copies of our periodic reports and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Our website address is www.tributepharma.com. Information contained on our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 0-31198. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference are as follows:

●	our Annual Report on Form 10-K for the year ended December 31, 2013;
●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;
●	our Current Report on Form 8-K, dated and filed with the SEC on May 30, 2014;
●	our Current Report on Form 8-K, dated and filed with the SEC on June 27, 2014;
●	our Current Report on Form 8-K, dated and filed with the SEC on July 17, 2014;
●
the description of our common shares contained in our registration statement on Form 10-SB filed with the SEC on April 30, 2002, including any amendments or reports filed for the purpose of updating that description.

All documents filed by us with the SEC pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, after the date of the filing of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, and all subsequent documents filed by us with the SEC pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934, as amended after the effective date of this registration statement and prior to the termination of this offering, will also be deemed to be incorporated by reference into this prospectus and to be a part hereof.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: Tribute Pharmaceuticals Canada Inc., 151 Steeles Ave. E., Milton, Ontario, Canada L9T 1Y1; (519) 434-1540.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are organized under the laws of the Province of Ontario, Canada, and substantially all of our assets are located in Canada. Most of our directors and officers named or incorporated by reference in this prospectus are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on us or our directors or officers named or incorporated by reference in this prospectus or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against us or our directors or officers.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 136 of the Business Corporations Act (Ontario) (the “OBCA”), provides:

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3).

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request.

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual's conduct was lawful.

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

 (4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity, (a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfills the conditions set out in subsections (3) and (4).

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual, (a) in the individual's capacity as a director or officer of the corporation; or (b) in the individual's capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

In accordance with the OBCA, the By-laws of the Company provide that:

Subject to the provisions of the OBCA, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate if: (a) he acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Company provides insurance for the benefit of the directors and officers of the Company against liability incurred by them in these capacities. The current annual policy limit is $5,000,000. Protection is provided to directors and officers for certain wrongful acts or omissions done or committed during the course of their duties as such. Under the policy, the Company is reimbursed for payments which it is required or permitted to make to its directors and officers to indemnify them. The current annual premium is $26,000. No claims have been made under the policy.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ITEM 9. EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

3.1	Specimen Form of Common Share Certificate (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

4.1	Form of Series A/B Warrant, dated February 27, 2013 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 5, 2013 and incorporated herein by reference)

4.2	Form of Series A/B Warrant, dated March 5, 2013 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 8, 2013 and incorporated herein by reference)

4.3	Form of Series A/B Warrant, dated March 11, 2013 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2013 and incorporated herein by reference)

4.4	Form of SWK Warrant, dated August 8, 2013 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 14, 2013 and incorporated herein by reference)

4.5	Form of SWK Warrant, dated February 4, 2014 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 11, 2014 and incorporated herein by reference)

5.1	Opinion of Fogler, Rubinoff LLP regarding validity of common shares

23.1	Consent of McGovern, Hurley, Cunningham, LLP

23.2	Consent of Fogler, Rubinoff LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

ITEM 10. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, Province of Ontario, on the 1st day of August, 2014.

TRIBUTE PHARMACEUTICALS CANADA INC.

By:	/s/ Scott Langille
Name:	Scott Langille
Title:	CFO

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Langille and Janice M. Clarke, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Arnold Tenney	Chairman of the Board	August 1, 2014
Arnold Tenney

/s/ Robert Harris	Director, President and Chief Executive Officer	August 1, 2014
Robert Harris	(Principal Executive Officer)

/s/ Scott Langille	Director, Chief Financial Officer	August 1, 2014
Scott Langille	(Principal Financial Officer)

/s/ Janice Clarke	VP of Finance and Administration	August 1, 2014
Janice M. Clarke	(Principal Accounting Officer)

/s/ John Kime	Director	August 1, 2014
John Kime

/s/ John M. Gregory	Director	August 1, 2014
John M. Gregory

/s/ F. Martin Thrasher	Director	August 1, 2014
F. Martin Thrasher

/s/ Steven H. Goldman	Director	August 1, 2014
Steven H. Goldman

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Tribute Pharmaceuticals Canada Inc., has signed this Registration Statement on Form F-3 in the City of Newark, State of Delaware, on August 1, 2014.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director